Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by [***]

PURCHASE AND SALE AGREEMENT

BETWEEN

HIGHTOWER PHASE I OWNER, LLC,

AS SELLER

AND

APPLIED OPTOELECTRONICS, INC.,

AS PURCHASER

DATED AS OF THE EFFECTIVE DATE

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ii

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LIST OF DEFINED TERMS

Page No.
Additional Property Information	5
Agreement	1
Architect	4
Architect’s Certificate	5
As-Built Survey	8
Assignment	14
Broker	1
Casualty Notice	9
CERCLA	22
Closing	11
Closing Date	2
COC	28
Code	18
Construction Contract	4
Construction Plans	4
Contractor	4
Deed	13
Effective Date	2
Environmental Update Report	12
ERISA	18
Escrow Agent	1
Exchange	26
Existing Environmental Reports	5
Existing Survey	4
Hazardous Material	22
Hazardous Materials	22
Hazardous Substance	22
Improvements	3
Inspection Period	2
Intangible Personal Property	3
Land	3
Lease Termination Agreement	14
License Agreements	3
Material Damage	9
Materially Damaged	9
MUD District Notice	26

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Natural Gas Liquids	22
New Survey	8
OFAC	18
Permitted Exceptions	8
Permitted Outside Parties	6
Petroleum	22
Plan	18
Pollutant or Contaminant	22
Property	2
Property Documents	6
Property Information	4
Purchase Price	1
Purchaser	1
Purchaser Lease	1
Real Property	3
Report	6
Reports	6
RRC	5
Seller	1
Seller’s Representative	19
Service Contracts	4
Survival Period	19
SWDA	22
Tangible Personal Property	3
Tax Escrow Agreement	5
Taxes	16
Title Commitment	7
Title Company	1
Title Policy	8
to Seller’s knowledge	19
to the best of Seller’s knowledge	19
VCP Application	5
Warranties	4

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PURCHASE AND SALE AGREEMENT
[Building 1, Building 2 and Building 3 of Hightower Business Park – Phase 1]

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.Seller, as landlord, and Purchaser, as tenant, entered into that certain Lease Agreement, dated May 8, 2026, for Building 1, that certain Lease Agreement, dated May 8, 2026, for Building 2, and that certain Lease Agreement, dated May 8, 2026, for Building 3 (collectively, the “Purchaser Lease”), for the Improvements (defined below).

C.Pursuant to Exhibit H of the Purchaser Lease, Seller granted to Purchaser an option to purchase the Property and Purchaser has elected to exercise such purchase option pursuant to the terms of the Lease, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1
Basic Information

1.1.1 Seller:	HIGHTOWER PHASE I OWNER, LLC, a Delaware limited liability company
1.1.2 Purchaser:	APPLIED OPTOELECTRONICS, INC., a Delaware corporation
1.1.3 Purchase Price:	$102,250,000.00.
1.1.4 Title Company:	Chicago Title 3100 Monticello, Suite 800 Dallas, Texas 75205 Attn: Jamie Walk E-mail: [***]
1.1.5 Escrow Agent:	Chicago Title 3100 Monticello, Suite 800 Dallas, Texas 75205 Attn: Jamie Walk E-mail: [***]

1.1.6 Broker:	CBRE, Inc. 2800 Post Oak Boulevard, Suite 500 Houston, Texas 77056 Attention: Joseph Smith E-mail: [***]

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1.1.7 Effective Date:	November 6, 2026.

1.1.8 Inspection Period:	The period ending as of the Effective Date.

1.1.9 Closing Date:	The Effective Date.

Section 1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Seller
Basic premium for Title Policy required to be delivered pursuant to Section 5.4.	Seller
Any premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser	Purchaser
Costs of any New Survey and/or any revisions, modifications or recertifications thereto.	Purchaser
Costs of the As-Built Survey	Seller
Costs of any revisions, modifications or recertifications of the As-Built Survey	Purchaser
Costs for UCC searches	Purchaser
Recording fees	Purchaser
Any escrow fee charged by Escrow Agent for conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	Seller

Section 1.3 Notice Addresses:

Purchaser: Applied Optoelectronics, Inc. 13139 Jess Pirtle Sugar Land, TX 77478 Attention: Ray Du Email: [***]	Copy to: Ewing & Jones, PLLC 6363 Woodway, Suite 1000 Houston, Texas 77057 Attention: Phillip Williams Email: [***]

Seller: Hightower Phase I Owner, LLC 750 Town and Country Boulevard, Suite 520 Houston, TX 77024 Attention: Cory Driskill Email: [***]	Copy to: Winstead PC 500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201 Attention: Greg Zimmerman E-mail: [***]

ARTICLE 2
Property

Section 2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

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2.1.1 Real Property. The land described in Exhibit A attached hereto (the “Land”), together with (a) all improvements located thereon (the “Improvements”), including that certain building, containing approximately 163,930 rentable square feet, commonly known as Building 1 of Hightower Business Park – Phase 1, whose street address is 6000 McHard Road, Houston, Fort Bend County, Texas 77053, that certain building, containing approximately 343,332 rentable square feet, commonly known as Building 2 of Hightower Business Park – Phase 1, whose street address is 6100 McHard Road, Houston, Fort Bend County, Texas 77053, and that certain building, containing approximately 228,954 rentable square feet, commonly known as Building 3 of Hightower Business Park – Phase 1, and whose street address is 17255 Chimney Rock Road, Houston, Fort Bend County, Texas 77053 (collectively, the “Buildings”), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2 Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property (collectively, the “Tangible Personal Property”).

2.1.3 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the Construction Plans (defined below) and other architectural and engineering drawings for the Improvements (to the extent owned by Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, supply and equipment rental contracts, if any, but not including the Purchaser Lease or License Agreements (collectively, the “Service Contracts”); warranties, including, without limitation, the warranties from Contractor (defined below) for the Improvements and any roof warranties (collectively, the “Warranties”); governmental permits, approvals and licenses, if any (to the extent owned by Seller and assignable without cost to Seller); and telephone exchange numbers (to the extent owned by Seller and assignable without cost to Seller (all of the items described in this Section 2.1.3 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names “Trammell Crow,” “Crow Holdings Capital Partners,” “CH Realty,” “Crow Holdings,” or any derivative thereof.

2.1.4 License Agreements. All of Seller’s right, title and interest, without warranty, in and to all agreements (other than the Lease), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

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ARTICLE 3
Earnest Money

Section 3.1 Deposit and Investment of Earnest Money. [Intentionally Omitted].

Section 3.2 Independent Consideration. [Intentionally Omitted].

Section 3.3 Form; Failure to Deposit. [Intentionally Omitted].

Section 3.4 Disposition of Earnest Money. [Intentionally Omitted].

ARTICLE 4
Due Diligence

Section 4.1 Due Diligence Materials To Be Delivered. Prior to the Effective Date, Seller has delivered to Purchaser, or made available to Purchaser through an electronic website or drop-box, the following (the “Property Information”):

4.1.1 Construction Plans. Copy of the plans and specifications for the development and construction of the Improvements (the “Construction Plans”), prepared by Goree Architects, Inc. (the “Architect”);

4.1.2 Construction Contract. Copy of that certain AIA Document A101-2017, Standard Form of Agreement Between Owner and Contractor dated February 27, 2025 (as amended by Prime Contract Change Order #001, Prime Contract Change Order #002, Prime Contract Change Order #003, Prime Contract Change Order #004, Prime Contract Change Order #005 and Prime Contract Change Order #006, the “Construction Contract”) between Seller, as owner, and Slate Construction, LLC, as contractor (the “Contractor”), all as redacted to prevent disclosure of contract price, schedule of values and other financial information;

4.1.3 Architect Contract. Copy of that certain AIA Document B101-2017, Standard Form of Agreement between Owner and Architect dated November 1, 2024 (the “Architect Contract”) between Seller, as owner, and the Architect;

4.1.4 AIA Document G704 - 2000. Copy of that certain AIA Document G704 – 2000, Certificate of Substantial Completion, executed by Architect and Contractor (the “Architect’s Certificate”);

4.1.5 Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period;

4.1.6 Title and Survey. Copy of Seller’s most current title insurance information and a copy of Seller’s existing survey of the Property (the “Existing Survey”);

4.1.7 Service Contracts. A list of Service Contracts, together with copies thereof;

4.1.8 Personal Property. A list of Tangible Personal Property;

4.1.9 Warranties. A list of Warranties, together with copies thereof;

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4.1.10 Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property;

4.1.11 Geotechnical Report and Environmental Reports. Copy of (a) that certain Geotechnical Engineering Report, dated September 4, 2025, prepared by UES Professional Solutions, LLC (UES Project No. H252927), and (b) that certain Phase I Environmental Site Assessment, dated February 5, 2025, prepared by The Vertex Companies, LLC (VERTEX Project No. 102449), and copy of that certain Phase II Limited Subsurface Investigation, dated November 6, 2024, prepared by The Vertex Companies, LLC (VERTEX Project No. 99871) (the “Existing Environmental Reports”), in each case prepared for the benefit of Seller and related to the Property;

4.1.12 VCP Application. Copy of that certain Texas Railroad Commission (the “RRC”) Voluntary Cleanup Program Application dated March 24, 2025 and evidence of acceptance thereof by the RRC dated May 12, 2025, Application Number 03-25004, to process pursuant to 16 TAC 4.420 for the former oil and gas activities at the Property and adjacent properties owned by Seller and an affiliate of Seller (the “VCP Application”);

4.1.13 Tax Escrow Agreement. Copy of that certain Tax Escrow Agreement dated March 13, 2025, between OSY, LLC, a Delaware limited liability company, and Seller (the “Tax Escrow Agreement”); and

4.1.14 License Agreements. A list of License Agreements, together with copies thereof, if any.

Seller’s obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller.

Section 4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession and control, prior to the Effective Date, Seller has made available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller’s property manager or at the Property, such additional information related to the Property and the construction of the Improvements (the “Additional Property Information”).

Section 4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests as permitted under this Agreement, provided that (a) Purchaser must give Seller two full business days’ prior telephone or written notice (which may be via email) of any such inspection or test, and with respect to any intrusive inspection or test, any “Phase II” type testing or investigation or any testing scope that is beyond a customary “Phase I” investigation (i.e., no core sampling, soils testing, vapor testing, testing of on-site materials or other similar testing, sampling or investigation), Purchaser must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place commercial general liability insurance with limits of liability of no less than $1,000,000 per occurrence and $2,000,000 in the aggregate for its activities on the Property covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

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Section 4.4 Due Diligence/Termination Right. Purchaser shall have through 5:00 p.m. Houston, Texas time on the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, by execution of this Agreement, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

Section 4.5 Return of Documents and Reports. Upon any termination of this Agreement (other than arising out of a Seller default hereunder), Purchaser shall provide to Seller copies of all third party reports, investigations and studies, other than economic analyses and other than legal analysis memoranda (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any. The Reports shall be delivered to Seller without any liability to Purchaser and without representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

Section 4.6 Service Contracts. Prior to the Effective Date, Purchaser has advised Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts that Purchaser has agreed to assume. With respect to any Service Contracts which Purchaser requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Purchaser shall have no liability or obligations for any Service Contract which is terminated or not assumed hereunder. This Section 4.6 shall survive the Closing.

Section 4.7 Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have been notified of the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Purchaser may disclose such contents as (a) expressly required under applicable Laws or (b) expressly required by appropriate written judicial order, subpoena or demand issued by a court of competent jurisdiction (but will first give Seller written notice of the requirement and will cooperate with Seller so that Seller, at its expense, may seek an appropriate protective order and, in the absence of a protective order, Purchaser may disclose only such content as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and Purchaser will use reasonable efforts to secure confidential treatment of any such content so disclosed). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. As used hereunder, the term “Permitted Outside Parties” shall not include Seller’s existing mortgage lender and Purchaser shall not deliver to Seller’s existing mortgage lender any information relating to the Property unless approved by Seller in writing, in Seller’s sole and absolute discretion. As used hereunder, the term “Laws” means all local, state and federal laws, ordinances, codes, regulations, rules and orders, specifically including, without limitation, zoning, building, environmental and fire laws, ordinances, codes, regulations, rules and orders and the Americans with Disabilities Act, to the extent the same are applicable to the Property or the use or operation thereof.

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Section 4.8 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

Section 4.9 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) [intentionally omitted]; (b) not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (h) repair any damage to the Real Property, resulting directly or indirectly from any such inspection or tests.

Section 4.10 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7 and Section 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

ARTICLE 5
Title and Survey

Section 5.1 Title Commitment. Purchaser has received that certain commitment for title insurance issued by Chicago Title Insurance Company, Commitment No. 8000362600125, on March 20, 2026, with an Effective Date of March 10, 2026 (the “Title Commitment”), and copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

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Section 5.2 New or Updated Survey; Updated Title Commitment. Prior to the Effective Date, Seller, at its sole cost and expense, has provided to Purchaser a current as-built survey of the Property (the “As-Built Survey”), and an updated title commitment for the Real Property and Improvements issued on or after the date of the Architect’s Certificate (the “Updated Title Commitment”). The As-Built Survey shall be certified to Seller, the Title Company, and Purchaser, as necessary in order for the Title Company to delete the survey exception from the Title Policy. Purchaser, at its sole cost and expense, may elect to obtain a new survey or revise, modify, or re-certify the Existing Survey or the As-Built Survey (a “New Survey”) to otherwise satisfy Purchaser’s objectives.

Section 5.3 Title Review. Prior to the Effective Date, Purchaser has reviewed title to the Property as disclosed by the Updated Title Commitment, the As-Built Survey and any New Survey. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller (“Mandatory Cure Items"), which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date in violation of Section 6.1.4 hereof. The term “Permitted Exceptions” shall mean: (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Updated Title Commitment that the Title Company has not agreed to remove from the Updated Title Commitment as of the Effective Date and that Seller is not required to remove as provided above; (ii) matters created by, through or under Purchaser; (iii) items shown on the As-Built Survey; (iv) real estate taxes not yet due and payable; and (v) a general mechanic’s and materialmen’s lien exception for the Punchlist Items (as defined in the Purchaser Lease) for which there is a Holdback Amount pursuant to any Holdback Agreement as provided in Section 6.4 below.

Section 5.4 CC&R and REA Estoppel Certificates.  Purchaser shall have the right to request estoppel certificates from applicable third parties under CC&Rs or any reciprocal easement agreements affecting the Property.  Upon receipt of such request from Purchaser, Seller will use reasonable efforts, but shall have no obligation to expend any funds, to obtain an estoppel certificate in connection with the applicable instrument or agreement, in the form provided by Purchaser prior to the date that is three (3) business days prior to the Closing Date, however, receipt of such estoppels shall not be a condition of Closing or be a default by Seller hereunder, and the failure to obtain any such requested estoppels hereunder shall not entitle Purchaser to terminate this Agreement. Notwithstanding the foregoing, upon receipt of a request from Purchaser, Seller shall be required to deliver to Purchaser at Closing estoppel certificates for all CC&Rs, reciprocal easement agreements and any other recorded agreements with Seller’s affiliates, certifying that there are no defaults, no remaining construction obligations and no monies due.

Section 5.5 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment (and provided that Purchaser pays the premium therefor, with the survey exception modified to read only as “shortages in area” and with the T-19.1 (without deletions) and T-23 (Chimney Roack Road and McHard Road) endorsements), insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to (a) the standard exceptions and exclusions from coverage contained in such policy, except that (i) the standard exception for restrictive covenants shall be deleted except for any restrictive covenants that are Permitted Exceptions, (ii) the exceptions for rights of parties in possession and tenants in possession shall be deleted, (iii) the standard exception for taxes shall be limited to the year in which Closing occurs (if such taxes are not yet due and payable; otherwise, such due and payable taxes shall be paid at or before Closing) and subsequent years, and (iv) all matters set forth on Schedule C of the Title Commitment which are required to be satisfied by Seller shall be deleted, and (b) the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

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ARTICLE 6
Operations and Risk of Loss

Section 6.1 Ongoing Operations. From the Effective Date through Closing:

6.1.1 Service Contracts and License Agreements. Seller will perform its material obligations under the Service Contracts and License Agreements.

6.1.2 New Contracts. Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.3 Leases. Seller will not enter into any lease or other occupancy agreement for the Property or any portion thereof.

6.1.4 New Encumbrances. Except as may be required to enable Seller to perform Seller’s obligations under this Agreement (including, without limitation, granting easements or other encumbrances required by any utility provider for utility service to the Property, provided, however, the foregoing shall be executed and recorded, if at all, prior to the date which is fifteen (15) days prior to the Closing Date), Seller shall not (a) encumber the Property or create or modify any exceptions to title to the Property without Purchaser’s prior written consent, which consent (i) prior to the expiration of the Inspection Period, shall not be unreasonably delayed, conditioned or withheld, and (ii) thereafter, may be granted or withheld in Purchaser’s sole discretion, or (b) initiate or consent to any action with respect to zoning or other Property entitlements.

Section 6.2 Damage. Seller bears the risk of loss of the Property prior to Closing. If prior to Closing the Property is damaged by fire or other casualty requiring repairs in excess of $25,000.00 to repair, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election); provided, however, Purchaser may only exercise such termination right if any Purchaser Lease is also terminated. Upon any such termination, the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said 30-day period, then, at Purchaser’s option, (a) the Closing Date shall be extended until the date that is thirty (30) days after the date the Material Damage is repaired, or (b) the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction, Seller shall deliver to Purchaser a consent to such assignment from Seller’s insurer in form reasonably acceptable to Purchaser, and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s and Purchaser’s joint reasonable estimation, exceeds $1,000,000.00 to repair.

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6.2.2 Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

Section 6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property that affect the Buildings or have a material and adverse affect on access to the Buildings or the parking within the Land, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

Section 6.4 Post-Closing Completion of Punchlist Items. In the event Seller has not completed (or caused to be completed) prior to Closing the Punchlist Items (as defined in the Purchaser Lease), then Escrow Agent shall withhold from the Purchase Price an amount equal to one hundred fifty percent (150%) of the estimated cost of completing each item on the list of Punchlist Items agreed to by Purchaser and Seller (the “Holdback Amount”), which shall be reasonably determined by the Contractor and reasonably approved by Seller and Purchaser and deposited into escrow pursuant to an escrow agreement in the form reasonably acceptable to Purchaser, Seller and Escrow Agent (the “Holdback Agreement”). Seller shall have sixty (60) days following Closing (the “Punchlist Completion Date”) in order to complete (or cause to be completed) the remaining incomplete Punchlist Items in accordance with the Construction Plans and applicable law, and following Closing, Seller shall diligently pursue completion thereof on or prior to the Punchlist Completion Date, including, without limitation, enforcing the terms of the Construction Contract and paying for the cost of such Punchlist Items. The Punchlist Completion Date shall be extended by each day of delay for a Force Majeure Event (as defined in the Purchaser Lease), but in no event (irrespective of the delay resulting from Force Majeure Events) shall the Punchlist Completion Date be later than ninety (90) days following the Closing Date and the Escrow Agreement shall provide that on the outside date Purchaser may take over completion of the Punchlist Items and seek reimbursement from the Holdback Amount for all costs and expenses incurred therewith. To the extent the cost of completion of the Punchlist Items exceeds the Holdback Amount, Seller shall, upon written demand from Purchaser, reimburse Purchaser for all additional costs and expenses incurred in completing the Punchlist Items. Upon completion of the Punchlist Items (the “Final Completion Date”) and in all events prior to the Punchlist Completion Date, Seller, the Architect, Purchaser and Purchaser’s consultants will conduct a second walk through to confirm completion of the Punchlist Items and Seller shall deliver to Purchaser a certificate from the Architect confirming that all Punchlist Items have been completed in accordance with the Construction Plans and applicable law. The remaining Holdback Amount shall be released to Seller only following the lien-free completion and payment in full of Punchlist Items, together with lien releases for the Punchlist Items, an Unconditional Waiver and Release on Final Payment executed and acknowledged by the Contractor for all services rendered with respect to the Real Property and an All Bills Paid Affidavit executed and acknowledged by the Contractor providing that all work provided to be done by the Contractor on the Real Property has been completed, the Contractor has been duly paid all sums due to Contractor, and the Contractor has duly paid all bills incurred for labor, supplied and materials in connection with such construction, no such bills remain unpaid, and the Contractor has received no notice of any mechanic’s lien claim by any mechanic, materialman, artisan, supplier or any other person, firm or entity, related to such construction. Seller shall not draw upon the Punchlist Holdback to pay for the Punchlist Items or to pay retainage while the work is pending. To the extent any Punchlist Items have been completed prior to the date that is five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser lien releases for such Punchlist Items prior to Closing. The provisions of this Section 6.4 shall survive the Closing.

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Section 6.5 Warranties. Seller shall provide Purchaser a copy of the construction warranty provided by the Contractor for the Improvements pursuant to the Construction Contract (the “Contractor Warranty”) and, at the Closing, the warranty for the roof of the Improvements and such warranties shall be assigned to Purchaser pursuant to the terms thereof and Seller shall provide to Purchaser any consent of the Contractor to the assignment of the Contractor Warranty (if required by the Construction Contract) and the letter to the roof manufacturer for the assignment of the roof warranty as described in Section 7.3.7. If any inspections are required or payment of any fees are required in order to assign the warranties to Purchaser, Purchaser shall facilitate such inspections and pay such fees. The roof warranty for the Improvements shall have no dollar limit, be provided by the manufacturer, and shall extend for not less than fifteen (15) years from the date the Improvements are Substantially Completed. Seller shall assign or transfer all other Warranties to be assigned or transferred to Purchaser, to the extent assignable or transferable pursuant to the terms thereof. Seller shall not negligently, knowingly or willfully take or negligently, knowingly or willfully fail to take any action which may cause any warranties to become void or voidable.

ARTICLE 7
Closing

Section 7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

Section 7.2 Conditions to Parties’ Obligation to Close.

7.2.1 General Conditions. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

(a) Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

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(b) Obligations Performed. As of the Closing Date, the other party shall have performed all of its material obligations under this Agreement;

(c) Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

(d) Actions, Suits, etc. As of the Closing Date, there shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would prevent the other party from performing its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing under this Section 7.2.1 has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or (ii) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing. In the event a party terminates this Agreement pursuant to this Section 7.2.1 the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

7.2.2 Purchaser’s Conditions. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon the following:

(a) Title Policy. The Title Company shall be unconditionally committed to issue to Purchaser as of the Closing, the Title Policy pursuant to Section 5.4 hereof;

(b) New Environmental Condition. As of the date which is no later than fifteen (15) days prior to the Closing Date, Purchaser may obtain a new or updated ASTM standard Phase I environmental site assessment of the Property, dated no earlier than six (6) months prior to the Closing Date (the “Environmental Update Report”). If Purchaser elects to obtain the Environmental Update Report, it shall be a condition to the obligations of Purchaser hereunder that such Environmental Update Report shall not include any new or additional environmental condition not set forth in the Existing Environmental Reports; provided, however, if Purchaser does not obtain an Environmental Update Report on the conditions set forth herein, then the condition set forth in this Section 7.2.2(b) shall be deemed waived;

(c) Warranties. All Warranties shall be in full force and effect;

(d) County Obligations. Seller has no unsatisfied construction obligations to Fort Bend County, Texas, under that certain Development Agreement for Mobility Bond Project recorded under Document No. 2025024111 in the Official Public Records of Fort Bend County, Texas, and Drainage Easement Agreement recorded under Document No. 2025049545 in the Official Public Records of Fort Bend County, Texas;

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(e) Offsite Improvements. All infrastructure serving the Real Property but not located within the Land is either owned by the County, dedicated to the Fort Bend County Municipal Utility District No. 168 (the “District") or subject to a recorded easement agreement providing that such infrastructure shall be maintained for the benefit of the Real Property (and, if applicable, other property) in form reasonably acceptable to Purchaser;

(f) MUD Tax Rate. The District tax rate for the Real Property has been established and does not exceed $1.00 per $100.00 of taxable value;

(g) Architect Consent and Lien Waiver. A consent addressed to Seller and Purchaser and signed by the Architect stating that Purchaser is entitled to all of the warranties, rights and benefits of Seller set forth in the Architect Contract, together with an Unconditional Waiver and Release on Final Payment executed and acknowledged by the Architect for all services rendered with respect to the Real Property, which shall be in form required under Texas Property Code Section 53.284; and

(h) Lien Waivers. In the event all Punchlist Items are completed before Closing, an Unconditional Waiver and Release on Final Payment executed and acknowledged by the Contractor for all services rendered with respect to the Real Property and an All Bills Paid Affidavit executed and acknowledged by the Contractor providing that all work provided to be done by the Contractor on the Real Property has been completed, the Contractor has been duly paid all sums due to Contractor, and the Contractor has duly paid all bills incurred for labor, supplied and materials in connection with such construction, no such bills remain unpaid, and the Contractor has received no notice of any mechanic’s lien claim by any mechanic, materialman, artisan, supplier or any other person, firm or entity, related to such construction. In the event all Punchlist Items are not completed before Closing, a conditional waiver and release on final payment executed and acknowledged by Contractor, but excluding the Punchlist Items if the Holdback Agreement is executed at Closing. All lien waivers shall be in form required under Texas Property Code Section 53.284.

So long as Purchaser is not in default under this Agreement, if any condition to Purchaser’s obligation to proceed with the Closing under this Section 7.2.2 has not been satisfied as of the Closing Date (or such earlier date as is provided herein), then Purchaser may, in its sole discretion and as its sole and exclusive remedy: (i) terminate this Agreement by delivering written notice to Seller on or before the Closing Date (or such earlier date as is provided herein), or (ii) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event Purchaser shall be deemed to have waived any such condition. In the event Purchaser elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, Purchaser shall be deemed to have waived said condition, and there shall be no liability on the part of Seller for breaches of representations and warranties of which the party electing to close had knowledge at the Closing. If Purchaser terminates this Agreement pursuant to this Section 7.2.2, the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

Section 7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A special warranty deed in the form of Exhibit B hereto in form acceptable for recordation under the law of the state where the Property is located and restating the provisions of Article 11 hereof and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

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7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption in the form of Exhibit C attached hereto (the “Assignment”), executed by Seller, vesting in Purchaser, without warranty, Seller’s right, title and interest in and to the property described therein, including the Contractor Warranty and the Warranties, free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3 Title Affidavit. A title affidavit in form and substance required for the Title Company to issue the Title Policy, duly executed and acknowledged by Seller;

7.3.4 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.5 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.6 Lease Termination Agreement. A Lease Termination Agreement in the form of Exhibit F hereto (the “Lease Termination Agreement”), executed by Seller, as landlord, under the Purchaser Lease;

7.3.7 Roof Warranty. A letter executed by Seller requesting the transfer of the warranty for the roof of the Improvements to Purchaser;

7.3.8 MUD District Notice. A MUD District Notice (defined below), executed and acknowledged by Seller;

7.3.9 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and

7.3.10 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

Section 7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed by Purchaser;

7.4.2 Lease Termination Agreement. A Lease Termination Agreement, executed by Purchaser, as tenant, under the Purchaser Lease;

7.4.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property;

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7.4.4 MUD District Notice. A MUD District Notice, executed and acknowledged by Purchaser;

7.4.5 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.6 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

Section 7.6 Purchase Price. At or before 1:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date by wire transfer (or by such other reasonable method as requested by Seller); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Section 7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

Section 7.8 Delivery of Books and Records. At Closing, Seller shall deliver electronically or to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: License Agreements; maintenance records; warranties, operating manuals and other printed materials provided to Seller by the Contractor or by manufacturers or installers of any element or system in the Improvements including, to the extent included in the Construction Plans, doors, heating, ventilation and air conditioning systems, lighting systems, and electrical systems; the final “as built” plans and specifications for the Improvements, together with construction drawings that are marked to show changes to the Construction Plans; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with suppliers; all advertising materials; booklets; and keys.

ARTICLE 8
Prorations, Deposits, Commissions

Section 8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: (i) intentionally reserved; (ii) fees and assessments; (iii) prepaid expenses and obligations under Service Contracts; (iv) accrued operating expenses; (v) real and personal ad valorem taxes (“Taxes”); and (vi) any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:

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8.1.1 Taxes. If ad valorem taxes for the year of Closing are not known or cannot be reasonably estimated, ad valorem taxes shall be prorated based on the tax rate for the preceding year applied to the latest assessed valuation without giving effect to any exemption, and when actual figures are available, an adjustment will be made after Closing pursuant to Section 8.4. If the Property is taxed as a portion of a larger parcel, Seller agrees to pay the taxes covering the year in which Closing occurs (and any previous years) for the entire tax parcel to the taxing authorities at Closing. If the tax bill is not yet available at the time of Closing, Seller agrees to pay into escrow with the Title Company the estimated amount of such bill to enable the Title Company to pay the bill directly to the taxing authorities when such tax bill becomes available. Seller shall be responsible for the payment of any rollback, open space, “Green Acres,” or similar taxes attributable to agricultural, open space or special use valuation and other deferred taxes or assessments attributable to the Property that pertain to a period before Closing whether or not such taxes or assessments are assessed before Closing ("Rollback Taxes"). If any Rollback Taxes are not assessed and paid before Closing, Seller shall escrow with the Title Company at Closing an amount of funds equal to 125% of the estimated amount of the Rollback Taxes (including any penalties and interest) for the Property and, if the Property is presently taxed as a part of a larger parcel, for the balance of said larger tax parcel, less any amount held in escrow for the payment thereof by Seller’s predecessor-in-title pursuant to the Tax Escrow Agreement. Seller shall use commercially reasonable efforts to enforce the Tax Escrow Agreement and shall not amend, modify or intentionally waive any rights under the Tax Escrow Agreement if the result thereof would cause Purchaser or any subsequent owner of the Land to become responsible for the Rollback Taxes. The parties agree that any estimate of the Rollback Taxes shall be based on the estimate prepared by Purchaser’s third-party tax consultant, which estimate shall be subject to Seller’s and the Title Company’s reasonable approval. In such event, at Closing, such amount will be escrowed by Seller with the Title Company pursuant to an escrow agreement which will obligate Seller to cause such Rollback Taxes to be assessed as soon after Closing as reasonably possible, will obligate the Title Company to disburse the escrowed funds to pay Rollback Taxes when determined, will require Seller to pay any deficiency and will provide that any surplus will be refunded to Seller. The provisions of this subsection will survive the Closing.

8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits or escrows with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits, escrows, bonds or letters of credit held by any utility company, owner’s association or any quasi-governmental authority as of the Closing Date.

Section 8.2 Roof Warranty Transfer Fees. Purchaser shall receive a credit at Closing for the cost of transferring the roof warranties for the Buildings, as reasonably estimated by Seller.

Section 8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5 Tenant Deposits. [Intentionally Deleted].

Section 8.6 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

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ARTICLE 9
Representations and Warranties

Section 9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement.

9.1.3 Litigation. There is no litigation, action or proceeding pending or, to Seller’s knowledge, threatened, against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

9.1.4 No Bankruptcy or Insolvency Proceedings. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property.

9.1.5 Tenant Leases, Service Contracts and License Agreements. There are no leases or other occupancy agreements which affect the Property (other than the Purchaser Lease). The list of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of its delivery.

9.1.6 Notices of Violations. Seller has not received from any governmental authority written notice of any violation of any Laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected. Seller has not received from any third-party written notice of any violation of any declarations, maintenance agreements, or other reciprocal easement agreements affecting the Property, including any covenants, conditions and restrictions affecting the Property, in each case that has not been corrected, or will not be corrected prior to the Closing.

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9.1.7 Condemnation. To Seller’s knowledge, there is no pending or threatened condemnation involving the Property.

9.1.8 Prohibited Persons and Transactions. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.1.9 Construction Contract. Seller has not received any written notice alleging that it has failed to timely perform all of the obligations required to be performed by it, nor alleging that Seller is otherwise in default under, the Construction Contract, nor has Seller given any written notice to Contractor of a default by Contractor under the Construction Contract, nor does Seller have any knowledge that Contractor is in default thereunder.

9.1.10 No Binding Commitments. Except as set forth in the Property Documents, the Title Commitment or any document of record referred to in the Title Commitment, Seller has no unsatisfied commitments to any governmental authority, utility company, or any other party relating to the Improvements, off-site improvements or Real Property which would impose an obligations on Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Land.

Section 9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Delaware and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 ERISA. Purchaser is not an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), Purchaser’s assets do not constitute “plan assets” within the meaning of the “plan asset regulations” (29.C.F.R. Section 2510.3-101), and Purchaser’s acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

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9.2.4 Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

Section 9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except as provided in Section 7.2.1, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six months (the “Survival Period”). Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Cory Driskill (“Seller’s Representative”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representative, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the second anniversary of the Closing Date, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $50,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any document or instrument delivered at Closing, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser after Closing (other than with respect to Seller’s obligations under Section 6.4, Article 8 and Section 12.23) will be limited to an amount equal to one and ½ percent (1.5%) of the Purchase Price. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

Seller shall throughout the Survival Period (a) remain in existence and good standing in the State of Delaware and (b) maintain a net worth of not less than the Cap; provided, however if Purchaser raises a claim prior to the expiration of the Survival Period and such claim remains unresolved as of the expiration of the Survival Period, then Seller shall remain in existence and good standing and maintain a net worth equal to the aggregate amount of such claim (but not in excess of the Cap) until the earlier to occur of (x) the date on which such claim is fully and finally resolved, either by settlement or a final, non-appealable judgment, and paid, if applicable or (y) if Purchaser fails to file a claim with respect thereto with a court of competent jurisdiction within the Survival Period, the expiration the Survival Period. Seller agrees that any liability contemplated by this Section 9.3 up to the Cap shall be deemed a contingent liability of Seller. The provisions of this Section 9.3 shall survive the Closing.

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ARTICLE 10
Default and Remedies

Section 10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement except failure by Seller to perform hereunder, Seller shall be entitled, as its sole remedy (except as provided in Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

Section 10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one business day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing, in which event Seller shall promptly reimburse Purchaser for its actual, out-of-pocket fees, costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated in this Agreement not to exceed $150,000.00 (the “Pursuit Costs”), which reimbursement obligation shall survive the termination of this Agreement, and neither Purchaser nor Seller shall have any further rights or obligations hereunder except those that expressly survive the termination of this Agreement, (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. If, however, the remedy of specific performance is not available, as determined by an arbitrator pursuant to Section 12.20 and Exhibit E hereto, due to the sale of the Property by Seller to another person or entity, Purchaser may terminate this Agreement under clause (a) above and, in addition to the recovery of the Pursuit Costs, recover damages in the amount equal to the difference between the purchase price received by Seller for the Property and the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within sixty days following the scheduled Closing Date. Purchaser’s remedies for Seller’s default under this Agreement prior to Closing shall be limited to those described in this Section 10.2 and Section 10.3 and Section 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

Section 10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

Section 10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

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ARTICLE 11
Disclaimers, Release and Indemnity

Section 11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement and as expressly set forth in any instruments or documents delivered at Closing, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r)  the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement and any document executed by Seller and delivered to Purchaser at Closing, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

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Section 11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), the Texas Solid Waste Disposal Act (Texas Health and Safety Code § 361.001 et seq. (Vernon 2001), as amended (“SWDA”), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the presence of Hazardous Materials or other contaminants at the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

Section 11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, any “solid waste” as defined in the SWDA and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

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Section 11.5 No Waiver of Covenants, Representations and Warranties. Notwithstanding anything herein to the contrary, the provisions of this Article 11 do not, and shall not be interpreted to, waive any claim of Purchaser with respect to any breach by Seller of any express representations and warranties made by Seller in this Agreement, or any failure by Seller to perform any obligations set forth in this Agreement, that expressly survive the Closing pursuant to the terms hereof or in any of Seller’s closing documents.

Section 11.6 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12
Miscellaneous

Section 12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement to one assignee or partially assign its rights under this Agreement to up to three separate assignees for each building constituting the Improvements, upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with, Purchaser, (b) [intentionally omitted], (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, (e) a copy of the fully executed written assignment and assumption agreement, together with notice to Seller of the Employer Identification Number for the assignee, shall be delivered to Seller at least seven days prior to Closing, and (f) the requirements in Section 12.17 are satisfied.

Section 12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

Section 12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

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Section 12.7 Time. Time is of the essence in the performance of this Agreement.

Section 12.8 Confidentiality; Press Releases. Neither Seller nor Purchaser shall make any public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of the other party; provided, however, that either party may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under applicable laws or regulations (including without limitation those of the United States Securities and Exchange Commission). Without limiting the foregoing, the name “Crow Holdings” shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. The provisions of this Section 12.8 shall survive Closing. Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees that Purchaser may file this Agreement with the U.S. Securities and Exchange Commission (SEC) as an exhibit to a Current Report on Form 8-K or other periodic report pursuant to the Securities Exchange Act of 1934, as amended, and such disclosure shall not constitute a breach of the confidentiality provisions herein; provided, however, that prior to any such filing, Purchaser shall provide Seller with advance written notice and a reasonable opportunity to review the proposed filing and request redactions. Purchaser agrees to incorporate Seller’s requested redactions to the extent permitted by applicable SEC rules and regulations (without a formal confidential treatment request under applicable SEC regulations).

Section 12.9 No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the Section 12.10 and Section 12.13 of this Agreement.

Section 12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified. Notice given in accordance herewith for all permitted forms of notice, other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address (which may be evidenced by the sender’s “sent mail” or “sent items” mailbox). Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. A party’s address may be changed by notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

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Section 12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 12.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

Section 12.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange counterparts of this Agreement and any amendment hereto via attachment to electronic mail (*.pdf or similar file types). The parties further agree that counterparts of this Agreement or any amendment hereto may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original “wet ink” signatures to this Agreement or any amendment hereto and shall have the same legal effect as the physical delivery of an original signature.

Section 12.14 No Recordation. Without the prior written consent of Seller, there shall be no recordation in the real property records of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

Section 12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

Section 12.17 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

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Section 12.18 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

Section 12.19 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.20 Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit E attached hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit E attached hereto. The waiver of this Section 12.20 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein or as expressly permitted by Section 10.1 hereof.

Section 12.21 Like-Kind Exchange. Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (a) Purchaser shall notify Seller in writing no later than ten days before Closing that it intends to consummate this transaction as part of an Exchange, and shall provide with such notice all material information relating to the parties and properties to the Exchange; (b) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of Purchaser, and Purchaser shall indemnify and hold harmless Seller from and against any such costs, fees, and expenses; (c) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser’s obligations and covenants under this Agreement; and (d) Seller shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys’ fees, that may result from Seller’s acquiescence to the Exchange. Seller shall not, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. The terms of this Section shall survive Closing.

Section 12.22 Notice to Purchasers.

12.22.1  MUD DISTRICT NOTICE. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage or flood control facilities and services, the Texas Water Code requires Seller to deliver and Purchaser to sign and acknowledge, at the closing, the statutory notice relating to the tax rate, bonded indebtedness or standby fee of the district (the “MUD District Notice”). Such MUD District Notice shall be recorded in the real property (deed) records of the county in which such Property is located. Seller hereby notifies Purchaser as follows:

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NOTICE TO PURCHASER OF SPECIAL TAXING OR ASSESSMENT DISTRICT

The real property which you are about to purchase is located in Fort Bend County Municipal Utility District No. 168 (the “District”) and within the Fort Bend County Municipal Utility District No. 168 Defined Area A (the “Defined Area”), and may be subject to district taxes or assessments. The District may, subject to voter approval, impose taxes and issue bonds. The District may impose an unlimited rate of tax in payment of such bonds. The District has not yet imposed taxes. The projected tax rate of the District property tax located in the Defined Area is $0.90 on each $100 of assessed valuation.

The total amount of bonds payable wholly or partly from property taxes, excluding refunding bonds that are separately approved by the voters and excluding any bonds or any portions of bonds issued that are payable solely from revenue received under a contract, approved by the voters are:

(i)	$0 for water, sewer, and drainage facilities;
(ii)	$0 for road facilities; and
(iii)	$0 for parks and recreational facilities.

The total aggregate initial principal amounts of all such bonds issued are:

(i)	$0 for water, sewer, and drainage facilities;
(ii)	$0 for road facilities; and
(iii)	$0 for parks and recreational facilities.

The District, including the Defined Area, is located whole or in part in the extraterritorial jurisdiction of the City of Houston, Texas. Texas law governs the ability of a municipality to annex property in the municipality’s extraterritorial jurisdiction and whether a district that is annexed by the municipality is dissolved.

The purpose of this District is to provide water, sewer, drainage, or flood control facilities and services, roads, and park and recreational facilities. The cost of District facilities is not included in the purchase price of your property.

PURCHASER IS ADVISED THAT THE INFORMATION SHOWN IS SUBJECT TO CHANGE BY THE DISTRICT AT ANY TIME. THE DISTRICT ANNUALLY ESTABLISHES TAX RATES. PURCHASER IS ADVISED TO CONTACT THE DISTRICT TO DETERMINE THE STATUS OF ANY CURRENT OR PROPOSED CHANGES TO THE INFORMATION SHOWN ON THIS FORM.

Purchaser hereby acknowledges receipt of the foregoing at or prior to execution of a binding contract for the purchase of the real property described in such notice or at closing of purchase of the real property.

12.22.2  ANNEXATION. If the Property is located outside the limits of a municipality, Seller notifies Purchaser under §5.011, Texas Property Code, that the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, Purchaser should contact all municipalities located in the general proximity of the Property for further information.

Section 12.23 Voluntary Cleanup Program.

12.23.1  Promptly following the Closing Date, Seller shall designate Purchaser as a co-applicant on the VCP Application, which may include execution thereof by Purchaser and the re-filing of the VCP Application with the RRC. Purchaser agrees to execute all documents reasonably required by the RRC in connection with designating Purchaser as a co-applicant on the VCP Application. Seller shall pay all necessary fees in connection with designating Purchaser as a co-applicant on the VCP Application.

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12.23.2  For a period of three years following the Closing Date or such earlier date of receipt of the COC (defined below), Seller, at Seller’s cost, shall use diligent and commercially reasonable efforts to obtain a VCP Final Certificate of Completion as described and defined in the VCP Application, on the property associated with the VCP Application (the “COC”). Purchaser shall reasonably cooperate with Seller to obtain the COC, including, without limitation, if required as a condition of the COC restricting the Property from the use of groundwater and/or penetration or excavation of impacted groundwater zones unless conducted in such a manner as to prevent the migration or release of contaminants to any other zone or media and to prevent uncontrolled exposure to human and ecological receptors. Seller shall provide to Purchaser a copy of any and all documents, reports, maps, or correspondence, related to the VCP Application and the final COC upon receipt from the RRC. In the event that Seller shall not have obtained the COC within three years following the Closing Date, then Purchaser shall have the right to take the lead in the application process and engage such consultants and agents as determined by Purchaser in its discretion to obtain the COC and Seller shall reasonably cooperate with Purchaser to obtain the COC for the Property.

12.23.3  The terms of this Section 12.23 shall survive Closing.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

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SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
HIGHTOWER PHASE I OWNER, LLC
AND
APPLIED OPTOELECTRONICS, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

HIGHTOWER PHASE I OWNER, LLC,
a Delaware limited liability company

By: Hightower Investor Holdings, LLC,
a Delaware limited liability company,
its sole member

By: CHI Gulf Coast 106 Hightower, L.P.,
a Delaware limited partnership,
its administrative member

By: CHI LTH GP, L.L.C.,
a Delaware limited liability company,
its general partner

By: /s/ Cory Driskill
Name: Cory Driskill
Title: Vice President

PURCHASER:	APPLIED OPTOELECTRONICS, INC., a Delaware corporation By: /s/ Chih-Hsiang Lin Name: Chih-Hsiang Lin Title: President and CEO

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